Exhibit 99.1

TradeUP Global Corporation Announces Pricing of $40 Million Initial Public Offering

NEW YORK, April 28, 2021 /PRNewswire/ -- TradeUP Global Corporation (NASDAQ: TUGCU) ("TradeUP Global" or the "Company") announced today the pricing of its initial public offering ("IPO") of 4,000,000 units at price of $10.00 per unit. The units are expected to be listed on The NASDAQ Capital Market ("NASDAQ") and trade under the ticker symbol "TUGCU" beginning on April 29, 2021. Each unit issued in the IPO consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share of the Company at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Company's Class A ordinary shares and warrants are expected to be listed on the NASDAQ under the symbols "TUGC," and "TUGCW," respectively.

The Company has granted the underwriters a 45-day option to purchase up to an additional 600,000 units at the IPO price to cover over-allotments, if any.

The offering is expected to close on or about May 3, 2021, subject to customary closing conditions.

US Tiger Securities, Inc. is acting as the lead book running manager in the offering. R.F. Lafferty & Co., Inc. and Ingalls & Snyder, LLC are acting as joint book running managers. R.F. Lafferty & Co., Inc. is also acting as qualified independent underwriter.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission ("SEC") and became effective on April 28, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, by contacting US Tiger Securities, Inc., 437 Madison Avenue, 27th Floor, New York, New York 10022; email: IB@ustigersecurities.com. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TradeUP Global Corporation

TradeUP Global Corporation is a newly incorporated blank check company formed as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company's registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Such forward-looking statements include the successful consummation of the Company's initial public offering or exercise of the underwriters' over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.